EXHIBIT 11.1


                                                CIDCO INCORPORATED
                                         COMPUTATION OF EARNINGS PER SHARE
                                     (in thousands, except per share amounts)
                                           Three months ended June 30,   Six months ended June 30,
                                           --------------------------    --------------------------
                                                1997             1996          1997            1996
                                           ---------        ---------    ----------      ----------

Net income.............................    $   3,041        $   6,365    $    7,438      $   12,935
                                           =========        =========    ==========      ==========

Weighted average shares outstanding....       13,826           14,377        13,943          14,277
Shares issuable on exercise of options.          173              819           396             829
                                           ---------        ---------    ----------      ----------

Weighted average shares outstanding....       13,999           15,196        14,339          15,106
                                           =========        =========    ==========      ==========

Earnings per share.....................    $    0.22        $    0.42    $     0.52      $     0.86
                                           =========        =========    ==========      ==========